EXHIBIT 107

Calculation of Filing Fee Tables

Form 424H

(Form Type)

CNH Capital Receivables LLC

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities and Carry Forward Securities(1)

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee(3)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Asset-Backed Securities	Asset-Backed Notes	457(s)	$835,690,000	100%	$835,690,000	0.0000927	$77,468.46
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					$835,690,000		$77,468.46
	Total Fees Previously Paid							$0.00
	Total Fee Offsets							$0.00
	Net Fee Due							$77,468.46

(1)	The prospectus to which this Exhibit is attached is a preliminary prospectus for the related offering. This table relates to the payment of registration fees in connection with the Registration Statement of which the prospectus is attached (No. 333-262954).

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(s) of the General Rules and Regulations of the Securities Act of 1933, as amended.

(3)	Pursuant to Rule 456(c) and 457(s) of the General Rules and Regulations of the Securities Act of 1933, as amended, the registration fee related to the asset-backed notes offered hereby is paid herewith.